Exhibit 99.1

                 Golden Enterprises Announces Quarterly Results

     BIRMINGHAM, Ala.--(BUSINESS WIRE)--Aug. 4, 2006--Golden Enterprises, Inc.'s (NASDAQ: GLDC) basic and diluted income per share for the thirteen weeks ended June 2, 2006 was $.01 compared to $.02 on net sales of $28,264,986 versus $26,513,145 last year, a 7% increase.
     For the 52 weeks ended June 2, 2006, net income was $.02 versus $.00 per share for the 53 weeks ended June 3, 2005. Net sales were $l06.6 million for the year ended June 2, 2006, versus $103.1 million for the year ended June 3, 2005, an increase of 3%. As previously reported, last year included an extra week of snack food sales and costs. Without the 53rd week last year, net sales would have increased 5%.
     Gross margins increased $1.8 million for the year ended June 2, 2006 versus June 3, 2005. Higher fuel and commodity costs continue to be a challenge. By generating a solid sales performance, our Company will continue to offset these challenges.
     Golden Enterprises is committed to upholding its reputation of excellence in customer service. We contribute to the sales growth of our customers by doing what we do best: Exceeding their expectations through quality products and excellent service.

     The following is a summary of net sales and income information.


                  Three Months Ended         Twelve Months Ended
              --------------------------------------------------------
                 Thirteen Weeks Ended    52 Weeks Ended 53 Weeks Ended
               June 2, 2006 June 3, 2005  June 2, 2006   June 3, 2005
              --------------------------------------------------------

Net Sales      $28,264,986  $26,513,145  $ 106,546,696  $ 103,143,979

Income before
 income taxes      470,082      511,684        687,322         95,041
Income taxes       318,170      263,611        398,386        109,965
               ------------ ------------ -------------- --------------
Net income
 (Loss)        $   151,912  $   248,073  $     288,936  $     (14,924)

Basic and
 diluted
 income per
 share         $      0.01  $      0.02  $        0.02  $       (0.00)
               ============ ============ ============== ==============

Basic
 weighted
 shares
 outstanding    11,835,330   11,835,330     11,835,330     11,846,419
               ============ ============ ============== ==============

Diluted
 weighted
 shares
 outstanding    11,835,330   11,835,330     11,835,659     11,846,419
               ============ ============ ============== ==============


     This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.


     CONTACT: Golden Enterprises, Inc., Birmingham
              Patty Townsend, 205-458-7132